                                                     Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-45463
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MAY 6, 1998)

                                 $100,000,000

                                  P-COM, INC.

                4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                     INTEREST PAYABLE MAY 1 AND NOVEMBER 1
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement (this "Supplement") relates to (i) the revision of the section entitled "Incorporation of Certain Documents by Reference" in P-Com, Inc.'s (the "Company" or "P-Com") prospectus included as part of the Company's Registration Statement No. 333-45463 filed February 2, 1998, amended April 27, 1998 and declared effective May 6, 1998 and (ii) the resale by CFW-C, L.P. of $8,000,000 in aggregate principal amount of the Company's 4 1/4% Convertible Subordinated Notes due 2002 (the "Notes"), originally issued in a private placement consummated in November 1997. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 6, 1998, as amended and supplemented to date (the "Prospectus"). All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

  On May 6, 1998, the Company filed an amended report of Form 10-K/A, amending
Item 14 in respect of providing certain information in a material contract that is no longer covered by a confidential treatment request. In this regard, the first type of document listed in the "Incorporation of Certain Documents by Reference" should be amended and restated in its entirety to read:

  "1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 31, 1998 and the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed on May 6, 1998;"

  Based on information provided to the Company, the aggregate principal amount of the Notes that are currently beneficially owned by CFW-C, L.P. is $8,000,000, all of which may be sold at this time pursuant to the Prospectus as supplemented hereby. The Notes held by CFW-C, L.P. are convertible into 291,332 shares of the Company's Common Stock assuming a conversion price of $27.46 per share and a cash payment in lieu of any fractional share interest amount. Additional information concerning the Selling Securityholders may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $100,000,000.

  The closing price of the Company's Common Stock as reported on The Nasdaq National Market on May 5, 1998 was $18.75 per share.

            The date of this Prospectus Supplement is May 6, 1998.